Pipex Pharmaceuticals Provides Update on COPREXA (Oral Tetrathiomolybdate) New Drug Application

Company to Host Conference Call at 8:30 am Eastern Time Today

Ann Arbor, Michigan, January 29, 2008 -- Pipex Pharmaceuticals, Inc. (AMEX: PP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, announced today that it has received notice from the FDA that its New Drug Application (NDA) for oral tetrathiomolybdate (COPREXA) for the treatment of initially presenting neurologic Wilson’s disease has not been accepted by the FDA for further review as submitted.

A conference call has been scheduled for 8:30am ET today. In order to participate in the conference call, please call toll free: 866-300-7687 (US); international dial-in: 416-641-6142. The call will be archived and available for replay for at least 30 days by accessing the company’s website at www.pipexinc.com.

Pipex believes that the clinical and nonclinical deficiencies cited by the FDA were already discussed, resolved and agreed upon with the FDA during one of the two pre-NDA meetings held with a first review division of the FDA in August of last year. Pipex relied upon and believes it honored those commitments in the NDA it filed. Pipex was notified by the FDA that the NDA was transferred from the initial review division in which the pre-NDA meetings took place, to a new review division in late December. According to the FDA, the FDA had determined that a medical group in the new review division had expertise in diseases resulting from inborn metabolic errors and would be a more appropriate group for the review of this application. Pipex believes that this recent transfer may have resulted in a loss of continuity of discussion and detailed understanding and may have contributed to the FDA’s decision deny further review of the application as filed.

The FDA communicated a refusal to file (“RTF”) under the sixty (60) day statutory period of 21 C.F.R. 314.101. It is Pipex’s position that the main issues cited by the FDA are substantive review items and therefore should be considered upon review of the application, as opposed to in the context of an RTF. In response to this RTF, Pipex immediately requested a meeting with the FDA to discuss the perceived deficiencies in further detail with the expectation of either reaching agreement to file the NDA as submitted or reach agreement on what modifications are necessary in order for the application to be filed. The FDA, in accordance with regulations, has agreed to schedule this meeting within 30 days. After this meeting with the FDA, Pipex plans to provide further details.

The eight RTF issues cited by the FDA include:

-	the adequacy of the analytical methodology to characterize the active pharmaceutical ingredient of COPREXA;
-	a request to conduct an additional short term reproductive drug safety study in animals;
-	4 formatting and presentation items contained in the NDA; and
-	2 preliminary assessments concerning the adequacy of the clinical evidence of safety and efficacy of COPREXA considered by Pipex to have been agreed upon with the FDA during two pre-NDA meetings.

Dr. Kenneth King, the lead regulatory consultant to Pipex involved in the preparation of the COPREXA NDA commented, “The FDA is bound by their previous decisions, regardless of who made them, unless new evidence suggests the previous decisions or recommendations should be altered. We worked hard with the FDA to facilitate the transfer of the agreements made in our pre-NDA meetings. I believe the issues raised by the RTF decision are in large part the issues Pipex had discussed and reached agreement with the FDA. We will, of course, work with the FDA to resolve any misunderstandings and reach agreement on the best way forward to initiate the review of this application and these comments received will assist us in re-submitting the application and securing the requisite approvals.”

Dr. Charles L. Bisgaier, Pipex’s President commented, “During our pre-NDA meetings with the prior interacting division, we believed we adequately addressed the substance and content of the planned NDA. Our regulatory submission was based on these agreements.”

"We are obviously disappointed with the FDA’s decision not to accept the COPREXA NDA filing for further review at this time. My hope is that upon further consideration within the next thirty 30 days the Agency, whose Orphan Products Division generously funded the 20 years of clinical testing of this important new treatment option for this desperate group of Wilson’s disease patients, will be satisfactorily convinced that our New Drug Application should be accepted for filing and approved,” said Steve H. Kanzer, CPA, Esq., Pipex’s Chairman & Chief Executive Officer.

About COPREXA

COPREXA is an oral, small-molecule, anti-copper agent that is highly specific for the reduction of free copper in serum, the most toxic form of copper in the body, and is thus suited for the treatment of central nervous system (CNS) diseases in which abnormal serum and CNS copper homeostasis are implicated. COPREXA has completed two clinical trials in initially presenting neurologic Wilson’s disease patients, the results of which have been previously published(1)(2). Pipex is also developing COPREXA for fibrotic disorders based upon the rationale that the fibrotic disease process is dependent upon the availability of free copper in the body. COPREXA has demonstrated the ability to inhibit fibrosis in a number of well established animal models through the sequestration of available copper and inhibition of key fibrotric cytokines, including secreted protein acid rich in cysteine (SPARC), NF?B, TGF-ß, FGF-2, IL-1, IL-6, IL-8, and connective tissue growth factor (CTGF). COPREXA has been designated as an “Orphan Drug” by the FDA for the treatment of initially presenting neurologic Wilson’s Disease.

COPREXA has completed a 20-patient, one year, open label, phase I/II clinical trial for the treatment of refractory idiopathic pulmonary fibrosis (IPF), a fatal respiratory disease. The results of this trial were presented in May of this year at the annual meeting of the American Thoracic Society (ATS).

About Wilson’s Disease

Wilson’s disease is an autosomal recessive genetic disease attributable to mutations of the ATP7B gene. Worldwide, it is estimated that there are between 10 million and 30 million carriers of the heterozygous mutated gene. These mutations lead to an inability to properly clear excess free copper from the body via the liver into the bile and stool. As a result, copper accumulates in the liver and elevated levels of toxic free copper enter the systemic circulation, cross the blood brain barrier, and enter the cerebral spinal fluid (CSF) and brain. These increased levels of free copper cause significant neurologic damage, resulting in tremors, impaired speech, impaired coordination, and Parkinson’s-like dystonia.

Psychiatric symptoms of neurologically-presenting Wilson’s patients will generally precede neurologic symptoms by months or years and may include loss of emotional control, temper tantrums, emotional outbursts, bouts of crying, severe depression, suicidal ideation, loss of inhibitions, delusions, hallucinations and loss of ability to focus on tasks. Neurologic symptoms later develop as a result of neurodegeneration in the basal ganglia of the brain and include impaired speech, tremor, dystonia, incoordination and dysphasia. Crippling movement disorders may ultimately occur. Without proper treatment, Wilson’s disease is usually fatal by the age of 30. However, if treatment is begun early enough, symptomatic recovery is usually complete and a life of normal length and quality can be expected. For more information about Wilson’s disease, please visit or contact the Wilson’s Disease Association at www.wilsonsdisease.org.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. (“Pipex”) is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases. Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug

Applications (NDAs) with the FDA in the US and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). For further information please visit www.pipexinc.com.

(1)        Brewer, G.J., et al., Treatment of Wilson disease with ammonium tetrathiomolybdate: III. Initial therapy in a total of 55 neurologically affected patients and follow-up with zinc therapy. Arch Neurol. 2003 Mar; 60(3):379-85.

(2)        Brewer, G.J., Askari, F., Lorincz, M.T., Carlson, M., Schilsky, M., Kluin, K.J., Hedera, P., Moretti, P., Fink, J.K., Tankanow, R., et al. 2006. Treatment of Wilson disease with ammonium tetrathiomolybdate: IV. Comparison of tetrathiomolybdate and trientine in a double-blind study of treatment of the neurologic presentation of Wilson disease. Arch Neurol 63:521-527.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc. and subsidiaries (“we” or “our”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of COPREXA as well as the resolution of any of the deficiencies raised by the FDA noted in this announcement, including the potential delay in potential approval as well as the cost and expense of conducting any additional testing, development and/or clinical trials required by the FDA, the prospects for any regulatory filings in the treatment of neurologic Wilson’s disease, including and/or that the FDA will agree with our analysis of data supporting the safety, clinical efficacy, manufacturing, stability and other regulatory requirements necessary for COPREXA to be approved for use in neurologically presenting Wilson’s disease or that even if approved for initial indication, that we will be able to conduct and complete necessary initial and registration clinical trials required to support and receive FDA approval for a Supplemental New Drug Application to market COPREXA for the treatment of other disease indications, such as, idiopathic pulmonary fibrosis, Alzheimer’s disease and Huntington’s disease, for example. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements, including risks set forth in our filings with the Securities and Exchange Commission. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including COPREXA™, TRIMESTA™, zincmonocysteine, SOLOVAX™, EFFIRMA™ or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, Esq.

Chairman and Chief Executive Officer

(734) 332-7800

Thomas Redington (Investor Relations)

Redington, Inc.

(203) 222-7399